EXHIBIT 10.2.7(d)
FIRST AMENDMENT TO
BELO
2004 EXECUTIVE COMPENSATION PLAN
     Belo Corp., pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendment to the Belo 2004 Executive Compensation Plan (the “Plan”).
1. Section 14 of the Plan is amended in its entirety to read as follows:
     14. Adjustments. The Committee will make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Sections 4 and 5, (ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Deferred Shares and Performance Shares granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer) as is equitably required to prevent dilution or enlargement of the rights of Participants and Directors that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Belo, or (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction, equity restructuring or other event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.
2. The foregoing amendment will be effective as of November 30, 2006.
Executed at Dallas, Texas this 30th day of November, 2006.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources